Exhibit 10.9

301 HOWARD STREET

SAN FRANCISCO, CALIFORNIA

OFFICE LEASE AGREEMENT

BETWEEN

EOP-301 HOWARD STREET, L.L.C., a Delaware limited liability company

(“LANDLORD”)

AND

BRIGHT LIGHT TECHNOLOGIES, INC., a California corporation

(“TENANT”)

TABLE OF CONTENTS

I.	Basic Lease Information.	1

II.	Lease Grant.	2

III.	Possession.	2

IV.	Rent.	3

V.	Compliance with Laws; Use.	6

VI.	Security Deposit.	7

VII.	Services to be Furnished by Landlord.	7

VIII.	Leasehold Improvements.	8

IX.	Repairs and Alterations.	8

X.	Use of Electrical Services by Tenant.	9

XI.	Entry by Landlord.	9

XII.	Assignment and Subletting.	10

XIII	Liens.	11

XIV.	Indemnity and Waiver of Claims.	11

XV.	Insurance.	12

XVI.	Subrogation.	12

XVII.	Casualty Damage.	12

XVIII.	Condemnation.	13

XIX.	Events of Default.	13

XX.	Remedies.	14

XXI.	Limitation of Liability.	15

XXII.	No Waiver.	15

XXIII.	Quiet Enjoyment.	15

XXIV.	Relocation.	16

XXV.	Holding Over.	16

XXVI.	Subordination to Mortgages; Estoppel Certificate.	16

XXVII.	Attorneys' Fees.	16

XXVIII.	Notice.	16

XXIX.	Excepted Rights.	17

XXX.	Surrender of Premises.	17

XXXI.	Miscellaneous.	17

XXXII.	Entire Agreement.	19

i

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of the 14th day of July, 1999, by and between EOP-301 HOWARD STREET, L.L.C., a Delaware limited liability company (“Landlord”) and BRIGHT LIGHT TECHNOLOGIES, INC., a California corporation (“Tenant”).

1.	Basic Lease Information.

A.	“Building” shall mean the building located at 301 Howard Street, San Francisco, California, commonly known as 301 Howard Street.

B.	“Rentable Square Footage of the Building” is deemed to be 307,396 square feet.

C.	“Premises A” and “Premises B” shall mean the areas shown on Exhibit A-1 and Exhibit A-2, respectively, to this Lease. Premises A is located on floor 18 and known as suite number 1800. Premises B is located on floor 19 and known as suite number 1920. Individually and collectively, Premises A and Premises B shall sometimes be referred to as the “Premises”. The “Rentable Square Footage of Premises A” is deemed to be 14,042 square feet. The “Rentable Square Footage of Premises B” is deemed to be 8,675 square feet. Collectively, the “Rentable Square Footage of the Premises” is deemed to be 22,717 square feet. If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct and shall not be remeasured.

D.	“Base Rent”:

Period	Annual Rate Per Square Foot	Monthly Base Rent

July 16, 1999 – December 31, 1999	$44.00	$51,487.33

January 1, 2000 – December 31, 2004	$44.00	$83,295.67

E.	“Tenant’s Pro Rata Share”: (i) 4.5680% for the period commencing on the Premises A Commencement Date (as defined in Section G below) and ending on the day immediately preceding the Premises B Commencement Date (as defined in Section G below) and (ii) 7.3901% for the period commencing on the Premises B Commencement Date and ending on the Termination Date (as defined in Section G below).

F.	“Base Year” for Taxes: 1999; “Base Year” for Expenses: 1999.

G.	“Term”: The “Premises A Term” shall commence on July 16, 1999 (“Premises A Commencement Date”). The “Premises B Term” shall commence on January 1, 2000 (“Premises B Commencement Date”). The Termination Date for the Premises shall be December 31, 2004.

H.	Tenant allowance(s): Allowance of $5.00 per rentable square foot of the Premises, as more fully described in Exhibit D.

I.	“Security Deposit”: The Security Deposit shall be in the form of an irrevocable letter of credit (the “Letter of Credit”), which Letter of Credit shall: (a) be in the amount of $600,000.00; (b) be issued on the form attached hereto as Exhibit F; (c) name Landlord as its beneficiary; (d) be drawn on an FDIC insured financial institution satisfactory to the Landlord; and (e) expire no earlier than 60 days after the Termination Date of this Lease.

J.	“Guarantor(s)”: As of the date of this Lease, there are no Guarantors.

K.	“Broker(s)”: The CAC Group, Inc.

L.	“Permitted Use”: General office including, software development and customer service functions.

M.	“Notice Addresses”:

Tenant:

On and after the Premises A Commencement Date, notices shall be sent to Tenant at the Premises (to the attention of “Controller”). Prior to the Premises A Commencement Date, notices shall be sent to Tenant at the following address:

Bright Light Technologies, Inc.

651 Brannan Street

San Francisco, California 94107

Phone #: (415) 905-5595

Fax #: (415) 905-5188

Landlord:	With a copy to:

EOP-301 HOWARD STREET, L.L.C., a Delaware limited liability company c/o Equity Office Properties 301 Howard Street, Suite 100 San Francisco, California 94105 Attention: Building Manager	Equity Office Properties Two North Riverside Plaza Suite 2200 Chicago, Illinois 60606 Attention: Regional Counsel – Pacific Region

Rent (defined in Section IV.A) is payable to the order of Equity Office Properties at the following address: EOP Operating Limited Partnership, DBA 301 Howard, Dept. #8888, Los Angeles, California 90084-8888.

N.	“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in the area where the Building is located.

O.	“Landlord Work” means the work, if any, that Landlord is obligated to perform in the Premises pursuant to a separate work letter agreement (the “Work Letter”), if any, attached as Exhibit D. If a Work Letter is not attached to this Lease or if an attached Work Letter does not require Landlord to perform any work, the occurrence of the Commencement Date shall not be conditioned upon the performance of work by Landlord and, accordingly, Section III.A. hall not be applicable to the determination of the Commencement Date.

P.	“Law(s)” means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity.

Q.	“Normal Business Hours” for the Building are 7:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays.

R.	“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the Building garage and other improvements serving the Building, if any, and the parcel(s) of land on which they are located.

II.	Lease Grant.

Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Property that are designated by Landlord for the common use of tenants and others, such as sidewalks, in reserved parking areas, common corridors, elevator foyers, restrooms, vending areas and lobby areas (the “Common Areas”).

III.	Possession.

A.	INTENTIONALLY OMITTED.

B.	Subject to Landlord’s obligation, if any, to perform Landlord Work and Landlord’s obligations under Section IX.B., the Premises are accepted by Tenant in “as is” condition and configuration. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the condition of Premises A,

Premises B or the Building. The Landlord shall require the tenant which currently occupies the Premises as of the date of this Lease to surrender possession of the Premises to Landlord with all attached lighting currently located at the Premises in place. In the event the tenant which currently, occupies the Premises as of the date of this Lease fails to surrender the Premises with all attached lighting currently located in the Premises in place, Landlord shall pay for the cost of replacing such lighting with similar quality lighting fixtures. If Landlord is delayed delivering possession of Premises A, Premises B or any other space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space and Tenant shall not be required to pay Rent for such space until possession is delivered to Tenant. Landlord shall use its good faith, reasonable efforts to provide Tenant with possession of Premises B two (2) weeks prior to the Premises B Commencement Date. However, (i) Landlord shall not be in default under this Lease, (ii) Landlord shall not be liable for any loss or damage incurred by Tenant, and (iii) Tenant shall not be entitled to any credit or offset, in the event Landlord is unable to deliver possession of Premises B to Tenant on or before the Premises B Commencement Date.

C.	If Tenant takes possession of Premises A or Premises B before the Premises A Commencement Date or the Premises B Commencement Date, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section IV.A.) to Landlord for each day of possession before the Premises A Commencement Date or Premises B Commencement Date, as the case may be. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Premises A Commencement Date or the Premises B Commencement Date during which Tenant, with the approval of Landlord, is in possession of Premises A or Premises B, respectively, for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

IV.	Rent.

A.	Payments. As consideration for this Lease, Tenant shall pay Landlord, without any setoff or deduction, the total amount of Base Rent and Additional Rent due for the Term. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord. Additional Rent and Base Rent are sometimes collectively referred to as “Rent”. In addition, Tenant shall pay and be liable for, as additional rent, all rental, sales and use taxes (but excluding income taxes) imposed upon or measured by the Rent payable by Tenant, provided that Tenant is the party responsible for paying such tax under the provisions of the applicable law, order, rule or regulation (regardless of whether Landlord is the party responsible for collecting such amounts from Tenant). Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord, upon invoice from Landlord, an administration fee equal to 5% of the past due Rent, provided that Tenant shall be entitled to a grace period of 5 days following written notice from Landlord for the first 2 late payments of Rent in a given calendar year. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant’s Pro Rata Share of any Tax Excess (defined in Section IV.B.) or Expense Excess (defined in Section IV.B.) for the month shall be prorated based on the number of days in such calendar month. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party’s right to recover the balance or pursue other available remedies. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

B.	Expense Excess and Tax Excess. Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (defined in Section IV.C.) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (defined in Section IV.D.) for each calendar year during the Term exceed Taxes for the Base Year (the “Tax Excess”). If Expenses and/or Taxes in any calendar year decrease below the amount of Expenses and/or Taxes for the Base Year, Tenant’s Pro Rata Share of Expenses and/or Taxes, as the case may be, for that calendar year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Expense Excess and one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of the Tax Excess. If Landlord determines that its good faith estimate of the Expense Excess or of the Tax Excess was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or of the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year’s estimate(s). Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be refunded to Tenant within 30 days or credited against the next due future installment(s) of Additional Rent.

As soon as is practical following the end of each calendar year, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year. If the estimated Expense Excess and/or estimated Tax Excess for the prior calendar year is more than the actual Expense Excess and/or actual Tax Excess, as the case may be, for the prior calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess and/or estimated Tax Excess for the prior calendar year is less than the actual Expense Excess and/or actual Tax Excess, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses and/or Taxes, any underpayment for the prior calendar year.

C.	Expenses Defined. “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property, including, but not limited to:

1.	Labor costs, including, wages, salaries, social security and employment taxes, medical and other types of insurance, uniforms, training, and retirement and pension plans.

2.	Management fees, the actual and reasonable cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other reasonable administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services), provided that the cost of any such services shall not exceed the cost that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.

3.	The cost of services, including amounts paid to service providers and the rental and purchase cost of parts, supplies, tools and equipment.

4.	Premiums and deductibles paid by Landlord for insurance, including workers compensation, fire and extended coverage, earthquake, general liability, rental loss, elevator, boiler and other insurance customarily carried from time to time by owners of comparable office buildings.

5.	Electrical Costs (defined below) and charges for water, gas, steam and sewer, but excluding those charges for which Landlord is reimbursed by tenants. “Electrical Costs” means: (a) charges paid by Landlord for electricity; (b) costs incurred in connection with an energy management program for the Property; and (c) if and to the extent permitted by Law, a fee for the services provided by Landlord in connection with the selection of utility companies and the negotiation and administration of contracts for electricity, provided that such fee shall not exceed 50% of any savings obtained by Landlord. Electrical Costs shall be adjusted as follows: (i) amounts received by Landlord as reimbursement for above standard electrical consumption shall be deducted from Electrical Costs; (ii) the cost of electricity incurred to provide overtime HVAC to specific tenants (as reasonably estimated by Landlord) shall be deducted from Electrical Costs; and (iii) if Tenant is billed directly for the cost of building standard electricity to the Premises as a separate charge in addition to Base Rent, the cost of electricity to individual tenant spaces in the Building shall be deducted from Electrical Costs.

6.	The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Property which are: (a) performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Property; or (b) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or 5 years. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement.

If Landlord incurs Expenses for the Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Property and the other buildings or properties. Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; interest (except as provided above for the amortization of capital improvements); principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, including rental abatements and construction allowances, granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes (defined in Section IV.D) or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases. If the Building is not at least 95% occupied during any calendar year or if Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building at any time during a calendar year, Expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building during that calendar year. If Tenant pays for its Pro Rata Share of Expenses based on increases over a “Base Year” and Expenses for a calendar year are determined as provided in the prior sentence, Expenses for the Base Year shall also be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building. The extrapolation of Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Expenses that are impacted by changes in the occupancy of the Building.

D.	Taxes Defined. “Taxes” shall mean: (1) all real estate taxes and other assessments on the Building and/or Property, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (2) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (3) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (1) and (2), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If an assessment is payable in installments,

Taxes for the year shall include the amount of the installment and any interest due and payable during that year. For all other real estate taxes, Taxes for that year shall, at Landlord’s election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord’s election shall be applied consistently throughout the Term. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within 30 days after Tenant’s receipt of a statement from Landlord.

E.	Audit Rights. Tenant may, within 90 days after receiving Landlord’s statement of Expenses, give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for that calendar year. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a licensed CPA firm. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within 60 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 60 day period or fails to provide Landlord with a Review Notice within the 90 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. In addition, if Landlord and Tenant determine that Expenses for the Building for the year in question were less than stated by more than 5%, Landlord, within 30 days after its receipt of paid invoices therefor from Tenant, shall reimburse Tenant for any reasonable amounts paid by Tenant to third parties in connection with such review by Tenant. Likewise, if Landlord and Tenant determine that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

V.	Compliance with Laws; Use.

The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose which is illegal, dangerous to persons or property or which, in Landlord’s reasonable opinion, unreasonably disturbs any other tenants of the Building or interferes with the operation of the Building. Tenant shall comply with all Laws, including the Americans with Disabilities Act, regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws. Tenant shall comply with the rules and regulations of the Building attached as Exhibit B and such other reasonable rules and regulations adopted by Landlord from time to time. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations. Landlord shall not knowingly discriminate against Tenant in Landlord’s enforcement of the rules and regulations. Except to the extent properly included in Expenses, Landlord shall be responsible for the cost of correcting any violations of Title III of the Americans with Disabilities Act (ADA) with respect to the Common Areas of the Building. Notwithstanding the foregoing, Landlord shall have the right to contest any alleged violation in good faith, including, without limitation, the right to apply for and obtain a waiver or deferment of compliance, the right to assert any and all defenses allowed by Law and the right to appeal any decisions, judgments or rulings to the fullest extent permitted by Law. Landlord, after the exhaustion of any and all rights to appeal or contest, will make all repairs, additions, alterations or improvements necessary to comply with the terms of any final order or judgment.

VI.	Security Deposit.

The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and shall be held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of Tenant’s liability for damages. Landlord may, from time to time, without prejudice to any other remedy, use all or a portion of the Security Deposit to satisfy past due Rent or to cure any uncured default by Tenant. If Landlord uses the Security Deposit, Tenant shall on demand restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (1) the determination of Tenant’s Pro Rata Share of any Tax Excess and Expense Excess for the final year of the Term; (2) the date Tenant surrenders possession of the Premises to Landlord in accordance with this Lease; or (3) the Termination Date. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

VII.	Services to be Furnished by Landlord.

A.	Landlord agrees to furnish Tenant with the following services: (1) Water service for use in the lavatories on each floor on which the Premises are located; (2) Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are standard for comparable buildings or as required by governmental authority. Tenant, upon such advance notice as is reasonably required by Landlord, shall have the right to receive HVAC service during hours other than Normal Business Hours. Tenant shall pay Landlord the standard charge for the additional service as reasonably determined by Landlord from time to time; (3) Maintenance and repair of the Property as described in Section IX.B.; (4) Janitor service on Business Days substantially in accordance with the Janitorial Specifications set forth on Exhibit G attached hereto and made a part hereof, provided that Landlord reserves the right to change the level of janitorial service provided to the Building and the Premises from time to time so long as the service provided by Landlord is consistent with the level of janitorial service typically provided at other first class office buildings in downtown San Francisco, California. If Tenant’s use, floor covering or other improvements require special services in excess of the standard services for the Building, Tenant shall pay the additional cost attributable to the special services; (5) Elevator service; (6) Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article X; and (7) such other services as Landlord reasonably determines are necessary or appropriate for the Property. Tenant expressly acknowledges that if Landlord, from time to time, elects to provide security services, Landlord shall not be deemed to have warranted the efficiency of any security personnel, service, procedures or equipment and Landlord shall not be liable in any manner for the failure of any such security personnel, services, procedures or equipment to prevent or control, or apprehend anyone suspected of personal injury, property damage or any criminal conduct in, on or around the Property. As of the date of this Lease, Landlord currently provides security to the Building on a 24 hour/7 day per week basis, subject to change.

B.	Landlord’s failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord (a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, is made untenantable for a period in excess of 3 consecutive Business Days as a result of the Service Failure, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 4th consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant. In no event, however, shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant’s Property (defined in Article XV), arising out of or in connection with the failure of any security services, personnel or equipment.

VIII.	Leasehold Improvements.

All improvements to the Premises (collectively, “Leasehold Improvements”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. However, Landlord, by written notice to Tenant within 30 days prior to the Termination Date, may require Tenant to remove, at Tenant’s expense: (1) Cable (defined in Section IXA) installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; and (2) any Leasehold Improvements that are performed by or for the benefit of Tenant and, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as “Required Removables”). Without limitation, it is agreed that Required Removables include internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications of any type. The Required Removables designated by Landlord shall be removed by Tenant before the Termination Date, provided that upon prior written notice to Landlord, Tenant may remain in the Premises for up to 5 days after the Termination Date for the sole purpose of removing the Required Removables. Tenant’s possession of the Premises shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent on a per diem basis at the rate in effect for the last month of the Term. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant’s expense, may remove and dispose of the Required Removables and perform the required repairs. Tenant, within 30 days after receipt of an invoice, shall reimburse Landlord for the reasonable costs incurred by Landlord. Notwithstanding the foregoing, Tenant, at the time it requests approval for a proposed Alteration (defined in Section IX.C), may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration will be designated as a Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the Alteration, if any, will be considered to be Required Removables.

IX.	Repairs and Alterations.

A.	Tenant’s Repair Obligations. Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and shall keep the Premises in good condition and repair, ordinary wear and tear and damage by fire or other casualty for which Landlord is required to make repairs hereunder excepted. Tenant’s repair obligations include, without limitation, repairs to: (1) floor covering; (2) interior partitions; (3) doors; (4) the interior side of demising walls; (5) electronic, phone and data cabling and related equipment (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building; (6) supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, and similar facilities serving Tenant exclusively; and (7) Alterations performed by contractors retained by Tenant, including related HVAC balancing. All work shall be performed in accordance with the rules and procedures described in Section IX.C. below. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required if there is an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs to Landlord within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

B.	Landlord’s Repair Obligations. Landlord shall keep and maintain in good repair and working order and make repairs to and perform maintenance upon: (1) structural elements of the Building; (2) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (3) Common Areas; (4) the roof of the Building; (5) exterior windows of the Building; and (6) elevators serving the Building. Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible.

C.	Alterations. Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Building (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (1) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (2) is not visible from the exterior of the Premises or Building; (3) will not affect the systems or structure of the Building; and (4) does not require work to be performed inside the walls or above the ceiling of the Premises. However, even though consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section IX.C. Prior to starting work, Tenant shall furnish Landlord with plans and specifications (if necessary for the issuance of required permits or if reasonably deemed necessary by Landlord due to the nature of the work to be performed) reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Building systems); copies of contracts; necessary permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications (if any) must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Building. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Building and, to the extent reasonably necessary to avoid disruption to the occupants of the Building, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for sums reasonably paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, within 30 days after receipt of an invoice from Landlord, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 7% of the cost of the non-Cosmetic Alterations. Upon completion, Tenant shall furnish “as-built” plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien in recordable form, and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord’s approval of an Alteration shall not be a representation by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant’s use.

X.	Use of Electrical Services by Tenant.

A.	Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (1) through inclusion in Expenses (except as provided in Section X.B. for excess usage); (2) by a separate charge payable by Tenant to Landlord within 30 days after billing by Landlord; or (3) by separate charge billed by the applicable utility company and payable directly by Tenant. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Property and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. Landlord shall be entitled to receive a fee (if permitted by Law) for the selection of utility companies and the negotiation and administration of contracts for electricity, provided that the amount of such fee shall not exceed 50% of any savings obtained by Landlord.

B.	Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Building. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant. Landlord shall have the right to separately meter electrical usage for the Premises and to measure electrical usage by survey or other commonly accepted methods.

XI.	Entry by Landlord.

Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs„ alterations or additions to any portion of the Building, including other tenants’ premises. Except in emergencies or to provide janitorial and other Building services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the

Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent. Notwithstanding the foregoing, except in emergency situations as determined by Landlord, Landlord shall exercise reasonable efforts to perform any entry into the Premises in a manner that is reasonably designed to minimize interference with the operation of Tenant’s business in the Premises.

XII.	Assignment and Subletting.

A.	Except in connection with a Permitted Transfer (defined in Section XII.E. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld if Landlord does not elect to exercise its termination rights under Section XII.B below. Without limitation, it is agreed that Landlord’s consent shall not be considered unreasonably withheld if: (1) the proposed transferee’s financial condition does not meet the criteria Landlord uses to select Building tenants having similar leasehold obligations; (2) the proposed transferee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige, or would result in a violation of another tenant’s rights; (3) the proposed transferee is a governmental agency or occupant of the Building; (4) Tenant is in default after the expiration of the notice and cure periods in this Lease; or (5) any portion of the Building or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer. Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenants sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article shall, at Landlord’s option, be void. Consent by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord’s rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease.

B.	As part of its request for Landlord’s consent to a Transfer Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information as Landlord may reasonably request. Landlord shall, by written notice to Tenant within 20 days of its receipt of the required information and documentation, either: (1) consent to the Transfer by the execution of a consent agreement in a form reasonably designated by Landlord or reasonably refuse to consent to the Transfer in writing; or (2) exercise its right to terminate this Lease with respect to the portion of the Premises that Tenant is proposing to assign or sublet, provided however, that Landlord shall not exercise its right to terminate this Lease with respect to any subletting of Premises B within the first 3 years of the Term. Any such termination shall be effective on the proposed effective date of the Transfer for which Tenant requested consent. Tenant shall pay Landlord a review fee of $750.00 for Landlord’s review of any Permitted Transfer or requested Transfer.

C.	Tenant shall pay Landlord 60% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of any excess within 30 days after Tenant’s receipt of such excess consideration. Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord’s review fee), including brokerage fees, legal fees and construction costs. If Tenant is in Monetary Default (defined in Section XIX.A. below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received (less Landlord’s share of any excess).

D.

Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply so long as Tenant is an entity whose outstanding stock is listed on a recognized security exchange, or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed.

E.	Tenant may assign its entire interest under this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (1) Tenant is not in default under this Lease; (2) Tenant’s successor shall own all or substantially all of the assets of Tenant; (3) Tenant’s successor shall have a net worth which is at least equal to the greater of Tenant’s net worth at the date of this Lease or Tenant’s net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization; (4) the Permitted Use does not allow the Premises to be used for retail purposes; and (5) Tenant shall give Landlord written notice at least 30 days prior to the effective date of the proposed purchase, merger, consolidation or reorganization. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement.

XIII.	Liens.

Tenant shall not permit mechanic’s or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant. If a lien is so placed, Tenant shall, within 10 Business Days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys’ fees (if and to the extent permitted by Law) within 30 days after receipt of an invoice from Landlord.

XIV.	Indemnity and Waiver of Claims.

A.	Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnify, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (defined in Article XXVI) and agents (“Landlord Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) or any of Tenant’s transferees, contractors or licensees.

B.	Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties (defined below), Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord, the Landlord Related Parties or any of Landlord’s contractors.

C.	Landlord and the Landlord Related Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant’s business or loss, theft or damage to Tenant’s Property or the property of any person claiming by, through or under Tenant resulting from: (1) wind or weather; (2) the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes; (3) the backing up of any sewer pipe or downspout; (4) the bursting, leaking or running of any tank, water closet, drain or other pipe; (5) water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the Building; (6) any act or omission of any party other than Landlord or Landlord Related Parties; and (7) any causes not reasonably within the control of Landlord. Tenant shall insure itself against such losses under Article XV below.

Notwithstanding the foregoing, except as provided in Article XVI to the contrary, Tenant does not waive any claims against Landlord where such loss or damage is due to Landlord’s negligence or willful misconduct. Nothing herein shall be construed as to diminish the repair and maintenance obligations of Landlord contained elsewhere in this Lease.

XV.	Insurance.

Tenant shall carry and maintain the following insurance (“Tenant’s Insurance”), at its sole cost and expense: (1) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (2) All Risk Property/Business Interruption Insurance, including, if available at commercially reasonable rates, flood and earthquake insurance, written at replacement cost value and with a replacement cost endorsement covering all of Tenant’s trade fixtures, equipment, furniture and other personal property within the Premises (“Tenant’s Property”); (3) Workers’ Compensation Insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute; and (4) Employers Liability Coverage of at least $1,000,000.00 per occurrence. Any company writing any of Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name Tenant as a named insured and Landlord (or any successor), Equity Office Properties Trust, a Maryland real estate investment trust, EOP Operating Limited Partnership, a Delaware limited partnership, and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as additional insureds. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Premises A Commencement Date or the date Tenant is provided with possession of the Premises for any reason, and upon renewals at least 15 days prior to the expiration of the insurance coverage. So long as the same is available at commercially reasonable rates, Landlord shall maintain so called All Risk property insurance on the Building at replacement cost value, as reasonably estimated by Landlord. Except as specifically provided to the contrary, the limits of either party’s’ insurance shall not limit such party’s liability under this Lease.

XVI.	Subrogation.

Notwithstanding anything in this Lease to the contrary, Landlord and Tenant shall cause their respective insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, officers, directors, agents, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant’s Property, the Building, the Premises, any additions or improvements to the Building or Premises, or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord or any Landlord Related Parties or the negligence of Tenant or any Tenant Related Parties, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

XVII.	Casualty Damage.

A.	If all or any part of the Premises is damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord shall have the right to terminate this Lease if: (1) the Building shall be damaged so that, in Landlord’s reasonable judgment, substantial alteration or reconstruction of the Building shall be required (whether or not the Premises has been damaged); (2) Landlord is not permitted by Law to rebuild the Building in substantially the same form as existed before the fire or casualty; (3) the Premises have been materially damaged and there is less than 1 year of the Term remaining on the date of the casualty; (4) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (5) a material uninsured loss to the Building occurs. Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 90 days after the date of the casualty. In addition to Landlord’s rights to terminate as provided herein, Tenant shall have the right to terminate this Lease if: (1) a substantial portion of the Premises has been damaged by fire or other casualty and such damage cannot reasonably be repaired within sixty (60) days after the date of such fire or other casualty; (2) there is less than one (1) year of the Lease Term remaining on the date of such casualty; (3) the casualty was not caused by the negligence or willful misconduct of Tenant or its agents, employees or contractors; and (4) Tenant provides Landlord with written notice of its intent to terminate within thirty (30) days after the date of the fire or other casualty. If neither Landlord nor Tenant elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and the Leasehold Improvements (excluding any Alterations that were performed by Tenant in violation of this Lease). However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord. Landlord shall not be liable for any loss or damage to Tenant’s Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.

B.	If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable again, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 210 days from the date the repair and restoration is started, then regardless of anything in Section XVII.A above to the contrary, either party shall have the right to terminate this Lease by giving written notice to the other of such election within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the fire or casualty was caused by the negligence or intentional misconduct of Tenant, Tenant Related Parties or any of Tenant’s transferees, contractors or licensees.

XVIII.	Condemnation.

Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would leave the remainder of the Building unsuitable for use as an office building in a manner comparable to the Building’s use prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days after the terminating party first receives notice of the Taking. Any such termination shall be effective as of the date the physical taking of the Premises or the portion of the Building or Property occurs. If this Lease is not terminated, the Rentable Square Footage of the Building, the Rentable Square Footage of the Premises and Tenant’s Pro Rata Share shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant’s Property, business losses and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord.

XIX.	Events of Default.

Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:

A.	Tenant’s failure to pay when due all or any portion of the Rent, if the failure continues for 3 Business Days after written notice to Tenant (“Monetary Default”).

B.	Tenant’s failure (other than a Monetary Default) to comply with any term, provision or covenant of this Lease, if the failure is not cured within 20 days after written notice to Tenant. However, if Tenant’s failure to comply cannot reasonably be cured within 20 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within 20 days, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease. However, if Tenant’s failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant’s failure to comply with any particular term, provision or covenant of the Lease on 3 occasions during any 12 month period, Tenant’s subsequent violation of such term, provision or covenant shall, at Landlord’s option, be an incurable event of default by Tenant.

C.	Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.

D.	The leasehold estate is taken by process or operation of Law.

E.	In the case of any ground floor or retail Tenant, Tenant does not take possession of, or abandons or vacates all or any portion of the Premises.

F.	Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord, including, without limitation, any lease or agreement for parking.

XX.	Remedies.

A.	Upon the occurrence of any event or events of default under this Lease, whether enumerated in Article XIX or not, Landlord shall have the option to pursue any one or more of the following remedies without any notice (except as expressly prescribed herein) or demand whatsoever (and without limiting the generality of the foregoing, Tenant hereby specifically waives notice and demand for payment of Rent or other obligations and waives any and all other notices or demand requirements imposed by applicable law):

1.	Terminate this Lease and Tenant’s right to possession of the Premises and recover from Tenant an award of damages equal to the sum of the following:

(a)	The Worth at the Time of Award of the unpaid Rent which had been earned at the time of termination;

(b)	The Worth at the Time of Award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could have been reasonably avoided;

(c)	The Worth at the Time of Award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of such Rent loss that Tenant affirmatively proves could be reasonably avoided;

(d)	Any other amount necessary to compensate Landlord for all the detriment either proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

(e)	All such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time under applicable law.

The “Worth at the Time of Award” of the amounts referred to in parts (a) and (b) above, shall be computed by allowing interest at the lesser of a per annum rate equal to: (i) the greatest per annum rate of interest permitted from time to time under applicable law, or (ii) the Prime Rate plus five percent (5%). For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord in the State of California. The “Worth at the Time of Award” of the amount referred to in part (c), above, shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (I%);

2.	Employ the remedy described in California Civil Code § 1951.4 (Landlord may continue this Lease in effect after Tenant’s breach and abandonment and recover Rent as it becomes due, if Tenant has the right to sublet or assign, subject only to reasonable limitations); or

3.	Notwithstanding Landlord’s exercise of the remedy described in California Civil Code § 1951.4 in respect of an event or events of default, at such time thereafter as Landlord may elect in writing, to terminate this Lease and Tenant’s right to possession of the Premises and recover an award of damages as provided above in Paragraph XX.A.1.

B.	The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such Rent. No waiver by Landlord of any breach hereof shall be effective unless such waiver is in writing and signed by Landlord.

C.	TENANT HEREBY WAIVES ANY AND ALL RIGHTS CONFERRED BY SECTION 3275 OF THE CIVIL CODE OF CALIFORNIA AND BY SECTIONS 1174 (C) AND 1179 OF THE CODE OF CIVIL PROCEDURE OF CALIFORNIA AND ANY AND ALL OTHER LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

D.	No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing by agreement, applicable law or in equity. In addition to other remedies provided in this Lease, Landlord shall be entitled, to the extent permitted by applicable law, to injunctive relief, or to a decree compelling performance of any of the covenants, agreements, conditions or provisions of this Lease, or to any other remedy allowed to Landlord at law or in equity. Forbearance by Landlord to enforce one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default.

E.	This Article XX shall be enforceable to the maximum extent such enforcement is not prohibited by applicable law, and the unenforceability of any portion thereof shall not thereby render unenforceable any other portion.

XXI.	Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN ARTICLE XXVI BELOW) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN ARTICLE XXVI BELOW ON THE PROPERTY, BUILDING OR PREMISES, NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

XXII.	No Waiver.

Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party’s failure to enforce its rights for a default shall not constitute a waiver of its rights regarding any subsequent default. Receipt by Landlord of Tenant’s keys to the Premises shall not constitute an acceptance or surrender of the Premises.

XXIII.	Quiet Enjoyment.

Tenant shall, and may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of Landlord or the Landlord Related Parties.

XXIV. Relocation.

Landlord, at its sole expense, at any time before or during the Term, may relocate Tenant from the Premises to reasonably comparable space (“Relocation Space”) within the Building or adjacent buildings within the same project upon 60 days’ prior written notice to Tenant. From and after the date of the relocation, “Premises” shall refer to the Relocation Space into which Tenant has been moved and the Base Rent and Tenant’s Pro Rata Share shall be adjusted based on the rentable square footage of the Relocation Space. Landlord shall pay Tenant’s reasonable, actual costs for moving Tenant’s furniture and equipment (including the cost of rewiring the Relocation Space) and printing and distributing notices to Tenant’s customers of Tenant’s change of address and one month’s supply of stationery showing the new address as well as such other necessary moving expenses as Tenant may reasonably incur in connection with any such relocation.

XXV. Holding Over.

Except for any permitted occupancy by Tenant under Article VIII, if Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance. Tenant’s occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 125% of the greater of: (1) the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover; or (2) the fair market gross rental for the Premises as reasonably determined by Landlord. Notwithstanding the foregoing, if such holding over continues for more than 30 days, effective as of the 31st day, holdover rent shall increase to 150% of the greater of (i) the sum of the Base Rent and Additional Rent due for the period immediately preceding such holding over; or (ii) the fair market gross rental for the Premises as reasonably determined by Landlord. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after Landlord notifies Tenant of Landlord’s inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.

XXVI. Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. If requested by a successor-in-interest to all or a part of Landlord’s interest in the Lease, Tenant shall, without charge, attorn to the successor in-interest. Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver an estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). The estoppel certificate shall include a statement certifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to such party’s actual knowledge, there is no default (or stating the nature of the alleged default) and indicating other matters with respect to the Lease that may reasonably be requested.

XXVII. Attorneys’ Fees.

If either party institutes a suit against the other for violation of or to enforce any covenant or condition of this Lease, or if either party intervenes in any suit in which the other is a party to enforce or protect its interest or rights, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees.

XXVIII. Notice.

If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested, or sent sby overnight or same day courier service at the party’s respective Notice Address(es) set forth in Article I, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been received or given on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article.

XXIX. Excepted Rights.

This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself the use of: (1) roofs, (2) telephone, electrical and janitorial closets, (3) equipment rooms, Building risers or similar areas that are used by Landlord for the provision of Building services, (4) rights to the land and improvements below the floor of the Premises, (5) the improvements and air rights above the Premises, (6) the improvements and air rights outside the demising walls of the Premises, and (7) the, areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building. Landlord has the right to change the Building’s name or address. Landlord also has the right to make such other changes to the Property and Building as Landlord deems appropriate, provided the changes do not materially affect Tenant’s ability to use the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord’s employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes and civil disturbances. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.

XXX. Surrender of Premises.

At the expiration or earlier termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property (defined in Article XV) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage by fire or other casualty for which Landlord is required to make repairs hereunder excepted. Tenant shall also be required to remove the Required Removables in accordance with Article VIII. If Tenant fails to remove any of Tenant’s Property within 2 days after the termination of this Lease or of Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant’s Property. In addition, if Tenant fails to remove Tenant’s Property from the Premises or storage, as the case may be, within 30 days after written notice, Landlord may deem all or any part of Tenant’s Property to be abandoned, and Landlord shall proceed to dispose of such property in accordance with applicable Law.

XXXI. Miscellaneous.

A.	This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the State of California and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.

B.	Tenant shall not record this Lease or any memorandum without Landlord’s prior written consent.

C.	Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease.

D.	Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party or any period of time for the written exercise of an option or right by either party.

E.	Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property referred to herein, and upon such transfer Landlord shall be released from any further obligations hereunder, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.

F.	Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease. Landlord agrees to pay a brokerage commission to Broker in accordance with the terms of a separate commission agreement by and between Landlord and Broker, provided that in no event shall Landlord be obligated to pay a commission to Broker in connection with any extension of the Lease Term or in connection with any additional space that is leased by Tenant pursuant to the terms of this Lease.

G.	Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the State of California. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.

H.	Time is of the essence with respect to Tenant’s exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.

I.	The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant’s obligations under Sections IV.A, IV.B., VIII, XIV, XX, XXV and XXX shall survive the expiration or early termination of this Lease.

J.	Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party.

K.	All understandings and agreements previously made between the parties are superseded by this Lease, and neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.

L.	Tenant, within 15 days after request, shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant’s ability to fulfill its obligations under this Lease. Landlord, however, shall not require Tenant to provide such information unless Landlord is requested to produce the information in connection with a proposed financing or sale of the Building. Upon written request by Tenant, Landlord shall enter into a commercially reasonable confidentiality agreement covering any confidential information that is disclosed by Tenant.

XXXII. Entire Agreement.

This Lease and the following exhibits and attachments constitute the entire agreement between the parties and supersede all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents: Exhibit A-1 (Outline and Location of Premises A), Exhibit A-2 (Outline and Location of Premises B), Exhibit B (Rules and Regulations), Exhibit C (Intentionally Omitted), Exhibit D (Work Letter Agreement), Exhibit E (Additional Provisions), Exhibit F (Form of Letter of Credit) and Exhibit G (Janitorial Specifications).

Landlord and Tenant have executed this Lease as of the day and year first above

LANDLORD: CA-301 HOWARD STREET, L.L.C., a Delaware limited partnership

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

	By:	Equity Office Properties Trust, a Maryland real estate investment trust, its managing general partner

	By:	/s/ Robert E. Dezzutti

	Name:	Robert E. Dezzutti

	Title:	Vice President

TENANT: BRIGHT LIGHT TECHNOLOGIES, INC., a California Corporation

By:	/s/ Sunil Paul

Name:	Sunil Paul
Title:	CEO

By:	/s/ Joan Pashon

Name:	Joan Pashon
Title:	Assistant Treasurer

EXHIBIT A-1

OUTLINE AND LOCATION OF PREMISES A

This Exhibit is attached to and made a part of the Lease dated as of July 14, 1999, by and between EOP-301 HOWARD STREET, L.L.C., a Delaware limited liability company (“Landlord”) and BRIGHT LIGHT TECHNOLOGIES, INC., a California corporation (“Tenant”) for space in the Building located at 301 Howard Street, San Francisco, California.

[Diagram of Floor 18]

EXHIBIT A-2

OUTLINE AND LOCATION OF PREMISES B

This Exhibit is attached to and made a part of the Lease dated as of July 14, 1999, by and between EOP-301 HOWARD STREET, L.L.C., a Delaware limited liability company (“Landlord”) and BRIGHT LIGHT TECHNOLOGIES, INC., a California corporation (“Tenant”) for space in the Building located at 301 Howard Street, San Francisco, California.

[Diagram of Floor 19]

EXHIBIT B

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage (if any), the Property and the appurtenances. Capitalized terms have the same meaning as defined in the Lease.

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.	Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.

3.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel.

4.	Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent and Landlord shall have the right to retain at all times and to use keys to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost, and Tenant shall not make any duplicate keys without Landlord’s consent. All keys shall be returned to Landlord at the expiration or early termination of this Lease.

6.	All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval (which shall not be unreasonably withheld) and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss.

8.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.	No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.

13.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.

14.	Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause ‘a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties, nor shall the Premises A Commencement Date or Premises B Commencement Date of the Term be extended as a result of the above actions.

15.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees, and then only if the operation does not violate the lease of any other tenant in the Building.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.	Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	Tenant shall not canvass, solicit or peddle in or about the Building or the Property.

21.	Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

22.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

23.	Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

24.	The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT C

COMMENCEMENT LETTER

(EXAMPLE)

INTENTIONALLY OMITTED

EXHIBIT D

WORK LETTER

This Exhibit is attached to and made a part of the Lease dated as of July 14, 1999, by and between EOP-301 HOWARD STREET, L.L.C., a Delaware limited liability company (“Landlord”) and BRIGHT LIGHT TECHNOLOGIES, INC., a California corporation (“Tenant”) for space in the Building located at 301 Howard Street, San Francisco, California.

I.	Alterations and Allowance.

A.	Tenant, following the delivery of the Premises by Landlord and the full and final execution and delivery of this Lease and all prepaid rental and security deposits required hereunder, shall have the right to perform alterations and improvements in the Premises (the “Initial Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Initial Alterations in the Premises unless and until Tenant has complied with all of the terms and conditions of Article IX.C. of this Lease, including, without limitation, approval by Landlord of the final plans for the Initial Alterations and the contractors to be retained by Tenant to perform such Initial Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Initial Alterations shall not be unreasonably withheld or delayed. The parties agree that Landlord’s approval of the general contractor to perform the Initial Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than $200,000.00, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

B.	Provided Tenant is not in default, Landlord agrees to contribute the sum of $113,585.00 (the “Allowance”) toward the cost of performing the Initial Alterations in preparation of Tenant’s occupancy of the Premises. The Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Initial Alterations and for hard costs in connection with the Initial Alterations. The Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performed the Initial Alterations, within 30 days following receipt by Landlord of (1) receipted bills covering all labor and materials expended and used in the Initial Alterations; (2) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (3) full and final waivers of lien; (4) as-built plans of the Initial Alterations; and (5) the certification of Tenant and its architect that the Initial Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. The Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. Landlord shall be entitled to deduct from the Allowance a construction management fee for Landlord’s oversight of the Initial Alterations in an amount equal to 3% of the total cost of the Initial Alterations.

C.	In no event shall the Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant. In the event Tenant does not use the entire Allowance within 6 months of the Premises B Commencement Date, any unused amount shall accrue to the sole benefit of Landlord, it being understood that Tenant shall not be entitled to any credit, abatement or other concession in connection therewith. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Initial Alterations and/or Allowance.

D.	Tenant agrees to accept the Premises in its “as-is” condition and configuration, it being agreed that Landlord shall not be required to perform any work or, except as provided above with respect to the Allowance, incur any costs in connection with the construction or demolition of any improvements in the Premises.

E.	This Exhibit D shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of this Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

Landlord and Tenant have executed this exhibit as of the day and year first above written.

LANDLORD:

CA-301 HOWARD STREET, L.L.C., a Delaware limited partnership

By: EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

By: Equity Office Properties Trust, a Maryland real estate investment trust, its managing general partner

By: /s/ Robert E. Dezzutti

Name: Robert E. Dezzutti

Title: Vice President

TENANT:

BRIGHT LIGHT TECHNOLOGIES, INC., a California Corporation

By:	/s/ Sunil Paul

Name:	Sunil Paul

Title:	CEO

By:	/s/ Joan Pashon

Name:	Joan Pashon

Title:	Assistant Treasurer

EXHIBIT E

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease dated as of July 14, 1999, by and between EOP-301 HOWARD STREET, L.L.C., a Delaware limited liability company (“Landlord”) and BRIGHT LIGHT TECHNOLOGIES, INC., a California corporation (“Tenant”) for space in the Building located at 301 Howard Street, San Francisco, California.

I.	RENEWAL OPTION

A.	Tenant shall have the right to extend the Term (the “Renewal Option”) with respect to the entire Premises only, for one additional period of 5 years commencing on the day following the Termination Date of the initial Term and ending on the 5th anniversary of the Termination Date (the “Renewal Term”), if:

1.	Landlord receives notice of exercise of the Renewal Option (“Initial Renewal Notice”) not less than 9 full calendar months prior to the expiration of the initial Term and not more than 12 full calendar months prior to the expiration of the initial Term; and

2.	Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

3.	No part of the Premises is sublet at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

4.	The Lease has not been assigned (other than pursuant to a Permitted Transfer) prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice; and

5.	Tenant executes and returns the Renewal Amendment (hereinafter defined) within 15 days after its submission to Tenant.

B.	The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises.

C.	Tenant shall pay Additional Rent (i.e. Expenses and Taxes) for the Premises during the Renewal Term in accordance with Article IV of the Lease.

D.	Within 30 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 15 day period, Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market Base Rent rate for the Premises during the Renewal Term. Upon agreement Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market Base Rent rate for the Premises within 30 days after the date on which Tenant provides Landlord with a Rejection Notice, Tenant’s Renewal Option shall be null and void and of no force and effect.

E.	If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Renewal Amendment shall be:

1.	sent to Tenant within a reasonable time after receipt of the Binding Notice; and

2.	executed by Tenant and returned to Landlord in accordance with Paragraph A.5. above.

An otherwise valid exercise of the Renewal Option shall, at Landlord’s option, be fully effective whether or not the Renewal Amendment is executed.

F.	For purpose hereof, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in San Francisco, California. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease, such as rent abatements, construction costs and other concessions and the manner, if any, in which the Landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

II.	CONTINGENCY. This Lease specifically is contingent upon the termination of that certain lease dated November 15, 1996 (the “Prior Tenant Lease”), by and between Landlord (as successor in interest to Paladin U.S.A., Inc.), and Publicis Technologies, Inc. (as successor in interest to Hodskins Simone & Searls, Inc.) relating to Suite No. 1800 in the Building. Landlord currently is negotiating the terms of an agreement with Prior Tenant to terminate the Prior Tenant Lease (the “Prior Tenant Termination Agreement”). If Landlord fails to enter into the Prior Tenant Termination Agreement with Prior Tenant on or before the later of (i) July 15, 1999, or (ii) five (5) days following the date this Lease, executed by Tenant, together with all prepaid rental and security deposits required hereunder, is delivered to Landlord, then Landlord may terminate this Lease by providing written notice thereof to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this exhibit as of the day and year first above written.

LANDLORD: CA-301 HOWARD STREET, L.L.C., a Delaware limited partnership

By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member By: Equity Office Properties Trust, a Maryland real estate investment trust, its managing general partner

	By:	/s/ Robert E. Dezzutti
	Name:	Robert E. Dezzutti
	Title:	Vice President

TENANT: BRIGHT LIGHT TECHNOLOGIES, INC., a California Corporation

By:	/s/ Sunil Paul

Name:	Sunil Paul
Title:	CEO

By:	/s/ Joan Pashon

Name:	Joan Pashon
Title:	Assistant Treasurer

EXHIBIT F

FORM OF LETTER OF CREDIT

This Exhibit is attached to and made a part of the Lease dated as of July 14, 1999, by and between EOP-301 HOWARD STREET, L.L.C., a Delaware limited liability company (“Landlord”) and BRIGHT LIGHT TECHNOLOGIES, INC., a California corporation (“Tenant”) for space in the Building located at 301 Howard Street, San Francisco, California.

[Name of Financial Institution]

Irrevocable Standby Letter of Credit
No.
Issuance Date:
Expiration Date:
Applicant:

Beneficiary

EOP-301 HOWARD STREET, L.L.C.

Two North Riverside Plaza

Suite 2200

Chicago, Illinois 60606

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit in your favor for the III account of the above referenced Applicant in the amount of Six Hundred Thousand and 00/100 U.S. Dollars ($600,000.00) available for payment at sight by your draft drawn on us when accompanied by the following documents:

1. An original copy of this Irrevocable Standby Letter of Credit.

2. Beneficiary’s dated statement purportedly signed by one of its officers reading: “This draw in the amount of                              U.S. Dollars ($                    ) under your Irrevocable Standby Letter of Credit No. represents funds due and owing to us as a result of the Applicant’s failure to comply with ‘one or more of the terms of that certain lease by and between                                 , as landlord, and                     , as tenant.”

It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically renewed for a one year period upon the expiration date set forth above and upon each anniversary of such date, unless at least thirty (30) days prior to such expiration date or applicable anniversary thereof, we notify you in writing by certified mail, return receipt requested, that we elect not to so renew this Irrevocable Standby Letter of Credit. A copy of any such notice shall also be sent to: Equity Office Properties Trust, 2 North Riverside Plaza, Suite 2200, Chicago, IL 60606, Attention: Senior Vice President-Treasury. In addition, provided that you have not provided us with written notice of Applicant’s default under the above referenced lease prior to the effective date of any reduction, the amount of this Irrevocable Standby Letter of Credit shall automatically reduce in accordance with the following schedule:

Effective Date of Reduction	New Reduced Amount of Letter of Credit

January 1, 2001	$480,000.00
January 1, 2002	$360,000.00
January 1, 2003	$240,000.00
January 1, 2004	$120,000.00

In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit in accordance with 1. and 2. above in the event that we elect not to renew this Irrevocable Standby Letter of Credit and, in addition, you provide us with a dated statement purportedly signed by one of Beneficiary’s officers stating that the Applicant has failed to provide you With an acceptable substitute irrevocable standby letter of credit in accordance with the terms of the above referenced lease. We further acknowledge and agree that: (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the accuracy of Beneficiary’s signed statement and regardless of whether Applicant disputes the content of such statement; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof, the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw; and (c) you shall be entitled to assign your interest in this Irrevocable Standby Letter of Credit from time to time without our approval and without charge. In the event of an assignment, we reserve the right to require, reasonable evidence of such assignment as a condition to any draw hereunder.

This Irrevocable Standby Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits ( 993 revision) ICC Publication No. 500.

We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms pf this Irrevocable Standby Letter of Credit.

All, communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office located at                                                       to the attention of                                     .

Very truly yours,

[name]

[title]

EXHIBIT G

JANITORIAL SPECIFICATIONS

I.	TENANT SUITES/COMMON AREAS/RESTROOMS.

A.	Nightly Duties – Offices/Lobbies/Stairwells/Corridors.

1.	Vacuum all carpeted areas including carpet edging. Spot clean carpet as needed.

2.	Dust mop all resilient or composition floors with treated dust mops. Damp mop to remove spills and water stains as required.

3.	Dust all desks and tops of all office furniture with treated cloths (unless special specifications instruct otherwise).

4.	Disinfect all telephone receivers.

5.	Remove all trash. Reline containers (as necessary).

6.	Remove fingerprints, dirt smudges, graffiti, etc. from all doors, frames, glass partitions, windows, light switches, walls, elevator door jambs and elevator interiors.

7.	Return chairs and waste baskets to proper positions.

8.	Clean, disinfect and polish drinking fountains.

9.	Clean and polish all smudged brightwork.

10.	Polish all elevator call buttons.

11.	Dust and spot wash all walls, doors, including door frames, hardware and thresholds, interior and exterior.

B.	Weekly Duties – Offices/Stairwells.

1.	Dust all low reach areas including, but not limited to, chair rungs, structural and furniture ledges, baseboards, window sills, door louvers, wood paneling, cove base, etc.

2.	Vacuum behind all doors.

3.	Spot clean and polish all interior glass partitions, sidelights and doors.

4.	Spray clean and polish all brightwork.

5.	Dust and damp wipe all exposed fire extinguisher and low level exit lights.

6.	Dust all vinyl base. Spot clean as needed.

7.	Edge all carpeted areas.

8.	Wash or steam clean food garbage cans in coffee rooms, snack areas, etc.

9.	Dust all window sills.

10.	Inspect all carpets for spots and spot clean as necessary.

C.	Monthly Duties – Offices.

1.	Dust all high reach areas including, but not limited to, tops of door frames and doors, structural and furniture ledges, tops of partitions, picture frames, hanging light fixtures, air conditioning diffuse and return grilles, etc.

2.	Machine scrub, remove all heel marks and buff all resilient and composition floors with a slip-retardant finish.

3.	Spot clean all corridor walls, cove base.

4.	Dust all tenant door and floor signage.

5.	Dust tops of picture frames. Spray clean glass over pictures.

6.	Sweep all service stairwells, treads and landings. Dust all handrails.

D.	BI-Monthly/3x Yearly Duties – Offices.

1.	Spot clean all corridor walls, trim, etc.

2.	Vacuum all upholstered furniture.

3.	Dust all blinds at interior and exterior windows.

4.	Lift and clean under plastic floor protectors.

5.	Spray clean all emergency stairwell doors and door jambs.

6.	Sweep all emergency stair vestibules, treads and landing. Dust all handrails.

E.	3 Times/Year Services – Offices.

1.	Dust all blinds at exterior windows.

2.	Lift and clean/vacuum under plastic floor protectors.

F.	Nightly Duties – Restrooms.

1.	Restock all restrooms with supplies from Landlord’s stock, including paper towels, toilet tissue, seat covers, hand soap, sanitary napkins, tampons, sanisacks and receptacle liners.

2.	Wash and polish all mirrors, shelves, countertops, dispensers, faucets, flushometers and brightwork with non-scratch disinfectant cleaner.

3.	Wash, disinfect and wipe dry all toilets, toilet urinals and sinks with nonscratch disinfectant cleaner. Remove stains and descale as required.

4.	Damp mop all restroom floors with disinfectant germicidal solution.

5.	Empty and disinfect all waste, sanitary napkin and tampon receptacles.

6.	Remove all restroom trash to loading dock trash area.

7.	Spot clean fingerprints, marks and graffiti from walls, partitions, glass aluminum and stainless and light switches, as required.

8.	Empty and wipe all ashtrays.

G.	Weekly Duties – Restrooms.

1.	Dust all low and high reach areas including, but not limited to, structural ledges, mirror tops, partition tops and edges, air conditioning diffusers and return air grilles.

2.	Dust all high precast ledges within interior lobby.

H.	Monthly Duties – Main Lobby.

1.	Edge of wall and floor conjunction caulking to be hand cleaned with soap and water and a soft brush.

2.	Thoroughly scrub and refinish all resilient and composition floors with a slip-retardant floor finish.

3.	Machine scrub and reseal all ceramic tile floors using approved sealers.

II.	PASSENGER ELEVATOR CLEANING SPECIFICATIONS.

A.	Nightly Duties.

1.	Spot wash cab walls, ceilings, interior and exterior of doors.

2.	Spot clean outside frames and tracks.

3.	Vacuum all cab floors thoroughly, edge thoroughly.

4.	Wipe and polish all metal surfaces.

III.	MISCELLANEOUS ELEVATOR AND LIFT SPECIFICATIONS.

A.	Nightly Duties.

1.	Vacuum or sweep loading dock elevator, lift and freight elevator floors.

2.	Sweep and/or mop freight elevator vestibule doors.

3.	Remove spots, handprints, etc. from elevator doors.

B.	Weekly Duties.

1.	Spot wash all non-floor surfaces of all non-passenger elevators, as needed.

2.	Spot wash all freight elevator vestibule doors including frames, hardware and thresholds, interior and exterior.

3.	Shampoo/steam clean/extract elevator carpets.

IV.	BASEMENT, LOADING DOCK AND SERVICE SINK ROOM SPECIFICATIONS.

A.	Nightly Duties.

1.	Sweep basement corridors and loading dock area.

2.	Sweep and damp mop service sink room floor.

3.	Treat engineer’s office, janitor’s office, locker and post office area as tenant-occupied space as shown in Section I of these specifications.

4.	Disinfect and deodorize trash compactor as needed or a minimum of three (3) times per week.

5.	Wet sweep loading dock area around trash compactor with germicidal solution three (3) times per week.

6.	Maintain orderly arrangement of all janitorial equipment and supplies in storage room and on carts.

7.	Remove all trash.

B.	Weekly Duties.

1.	Clean and refinish all resilient or composition floors with slip resistant finish.

2.	Mechanical areas serviced under specific direction of chief engineer, limited to sweeping, dusting and wet mopping.

3.	Damp mop all resilient or composition floors with slip resistant finish.

4.	High dusting of these including all pipes, ducts, conduit, ventilating diffusers and grilles and mechanical, electrical equipment exposes beneath the suspended ceiling outside of the mechanical equipment rooms – quarterly.

C.	Bi-Weekly Duties. Scrub, remove heel marks and refinish all resilent or composition floors with slip resistant finish.

D.	Monthly Duties. Mechanical areas serviced under specific direction of chief engineer, limited to sweeping, dusting and wet mopping.

FIRST AMENDMENT

(Storage Space Supplement)

THIS FIRST AMENDMENT (“Amendment”) is made as of this 11 day of Feb,              by and between CA-301 HOWARD STREET LIMITED PARTNERSHIP, A DELAWARE LIMITED PARTNERSHIP, (“Landlord”) and BRIGHTMAIL INCORPORATED, A CALIFORNIA CORPORATION (“Tenant”).

RECITALS:

A.	Landlord (as successor in interest to EOP-301 HOWARD STREET, L.L.C., a Delaware limited liability company, and Tenant (as successor in interest to Bright Light Technologies, Inc., a California corporation) are parties to that certain lease dated July 14, 1999. Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 22,717 rentable square feet (the “Premises”) described as Suite No(s). 1800 and 1920 on the 18th and 19th floors of the building commonly known as 301 Howard Street, San Francisco, California (the “Building”).

B.	Landlord and Tenant desire to enter into this Amendment for the purpose of adding storage space to the Lease and otherwise supplementing the Lease as hereinafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency whereof being acknowledged, Landlord and Tenant agree as follows:

I.	Addition of Storage Space.

A.	Landlord leases to Tenant and Tenant accepts the space containing approximately 117 square feet described as Suite No. B7 on the Basement of the Building, as shown on Exhibit A attached hereto (the “Storage Space”), for the term (the “Storage Term”) commencing February 1, 2003 (“Storage Commencement Date”) and ending December 31, 2004 (“Storage Expiration Date”), unless the Lease or Tenant’s right to possession of the Premises thereunder, terminates sooner, in which case the Storage Expiration Date shall be such earlier termination date.

B.	The Storage Space shall be used by Tenant for the storage of equipment, inventory or other non-perishable items normally used in Tenant’s business, and for no other purpose whatsoever. Tenant agrees to keep the Storage Space in a neat and orderly fashion and to keep all stored items in cartons, file cabinets or other suitable containers. Landlord shall have the right to designate the location within the Storage Space of any items to be placed therein. All items stored in the Storage Space shall be elevated at least 6 inches above the floor on wooden pallets, and shall be at least 18 inches below the bottom of all sprinklers located in the ceiling of the Storage Space, if any. Tenant shall not store anything in the Storage Space which is unsafe or which otherwise may create a hazardous condition, or which may increase Landlord’s insurance rates, or cause a cancellation or modification of Landlord’s insurance coverage. Without limitation, Tenant shall not store any flammable, combustible or explosive fluid, chemical or substance nor any perishable food or beverage products, except with Landlord’s prior written approval. Landlord reserves the right to adopt and enforce reasonable rules and regulations governing the use of the Storage Space from time to time. Upon expiration or earlier termination of Tenant’s rights to the Storage Space, Tenant shall completely vacate and surrender the Storage Space to Landlord in the condition in which it was delivered to Tenant, ordinary wear and tear excepted, broom-clean and empty of all personality and other items placed therein by or on behalf of Tenant.

C.	Tenant shall pay rent for the Storage Space (“Storage Base Rent”) in the sum of $351.00 each month, plus applicable sale and use taxes, each payable in advance on or before the first day of each month of the Storage Term. Any partial month shall be appropriately prorated. All Storage Base Rent shall be payable in the same manner that Base Rent is payable under the Lease.

All Storage Base Rent shall be payable in the same manner that Base Rent is payable under the Lease.

D.	All terms and provisions of the Lease shall be applicable to the Storage Space, including, without limitation, Article XIV (Indemnity and Waiver of Claims) and

Article XV (Tenant’s Insurance), except that Landlord need not supply air-cooling, heat, water, janitorial service, cleaning, passenger or freight elevator service, window washing or electricity to the Storage Space and Tenant shall not be entitled to any work allowances, rent credits, expansion rights or renewal rights with respect to the Storage Space unless such concessions or rights are specifically provided for herein with respect to the Storage Space. Landlord shall not be liable for any theft or damage to any items or materials stored in the Storage Space, it being understood that Tenant is using the Storage Space at its own risk. Any default by Tenant under this Storage Space provision remaining uncured for a period extending beyond the expiration of any applicable cure period described in the “default” section of the Lease shall be a default under the Lease, it being agreed that the provisions of the Lease with respect to Tenant defaults shall apply to any default by Tenant hereunder. The Storage Space shall not be included in the determination of Tenant’s Pro Rata Share under the Lease nor shall Tenant be required to pay Expenses in connection with the Storage Space.

E.	Tenant agrees to accept the Storage Space in its condition and “as-built” configuration existing on the earlier of the date Tenant takes possession of the Storage Space or the Storage Commencement Date.

F.	At any time and from time to time, Landlord shall have the right to relocate the Storage Space to a new location which shall be no smaller than the square footage of the Storage Space. Landlord shall pay the direct, out-of-pocket, reasonable expenses of such relocation.

G.	Storage Base Rent is deemed Rent under the Lease.

H.	If Tenant assigns the Lease or sublets all or any part of the Premises, Landlord, at its option, may terminate Tenant’s rights to the Storage Space effective as of 30 days after notice to Tenant. Additionally, notwithstanding anything set forth in Article XII of the Lease to the contrary, Tenant shall not, without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion, assign, sublease, transfer or encumber the Storage Space or grant any license, concession or other right of occupancy or permit the use of the Storage Space by any party other than Tenant.

II.	Miscellaneous.

A.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

G.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

H.	At Landlord’s option, this Amendment shall be of no force and effect unless and until accepted by any guarantors of the Lease, who by signing below shall agree that their guaranty shall apply to the Lease as amended herein, unless such requirement is waived by Landlord in writing.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD: CA-301 HOWARD STREET LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOM GP, L.L.C., a Delaware limited liability company, its general partner By: Equity Office Management, L.L.C. a Delaware limited liability company, its non-member manager

	By:	/s/ Eleanor Batz

	Name:	Eleanor Batz
	Its:	Authorized Signatory

TENANT: BRIGHT MAIL INCORPORATED, a California Corporation

By:	/s/ Mike Irwin

Name:	Mike Irwin
Title:	VP Finance

By:	/s/ Bettina H. Koblick

Name:	Bettina H. Koblick
Title:	Dir. of HR

EXHIBIT A

OUTLINE AND LOCATION OF STORAGE SPACE

[Diagram of Storage Space]

SECOND AMENDMENT

THIS SECOND AMENDMENT (the “Amendment”) is made and entered into as of the 8th day of April, 2003, by and between CA-301 HOWARD STREET LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and BRIGHTMAIL INCORPORATED, a California corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to EOP-301 Howard Street, L.L.C., a Delaware limited liability company) and Tenant (as successor in interest to Bright Light Technologies, Inc., a California corporation) are parties to that certain lease dated July 14, 1999, which lease is amended by a First Amendment dated February 11, 2003 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 22,717 rentable square feet (the “Original Premises”) described as Suite Nos. 1800 and 1920 on the 18th and 19th floors of the building commonly known as 301 Howard Street located at 301 Howard Street, San Francisco, California (the “Building”).

B.	Tenant has requested that additional space containing approximately 2,221 rentable square feet described as Suite No. 1045 on the 10th floor of the Building shown on Exhibit A hereto (the “Expansion Space”) be added to the Original Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

I.	Expansion and Effective Date.

A.	Effective as of April 14, 2003 (the “Expansion Effective Date”), the Premises, as defined in the Lease, is increased from 22,717 rentable square feet on the 18th and 19th floors to 24,938 rentable square feet on the 10th, 18th and 19th floors by the addition of the Expansion Space, and from and after the Expansion Effective Date, the Original Premises and the Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Expansion Space shall commence on the Expansion Effective Date and end on the Termination Date of the Lease (i.e., December 31, 2004), unless terminated early in accordance with the Lease. The Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Expansion Space.

B.	The Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Expansion Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom.

C.	The Renewal Option set forth in Section I of Exhibit E of the Lease shall not apply to the Expansion Space.

II.	Base Rent. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Expansion Space as follows:

Months of Term or Period	Annual Rate Per Square Foot	Annual Base Rent	Monthly Base Rent
4/14/03-12/31/04	$22.00	$48,861.96	$4,071.83

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

III.	Additional Security Deposit. Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $4,071.83 which is added to and becomes part of the Security Deposit held by Landlord as provided under Section VI of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Security Deposit is increased from $600,000.00 to $604,071.83.

IV.	Tenant’s Pro Rata Share. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant’s Pro Rata Share for the Expansion Space is 0.7225%.

V.	Expenses and Taxes. For the period commencing with the Expansion Effective Date and ending on the Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Expansion Space in accordance with the terms of the Lease, provided, however, during such period, the Base Year for the computation of Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Expansion Space is 2003.

VI.	Improvements to Expansion Space.

A.	Condition of Expansion Space. Tenant has inspected the Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

B.	Responsibility for Improvements to Expansion Space. Any construction, alterations or improvements to the Expansion Space shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the terms of the Lease. In any and all events, the Expansion Effective Date shall not be postponed or delayed if the initial improvements to the Expansion Space are incomplete on the Expansion Effective Date for any reason whatsoever. Any delay in the completion of initial improvements to the Expansion Space shall not subject Landlord to any liability for any loss or damage resulting therefrom.

VII.	Early Access to Expansion Space. During any period that Tenant shall be permitted to enter the Expansion Space prior to the Expansion Effective Date (e.g., to perform alterations or improvements, if any), Tenant shall comply with all terms and provisions of the Lease, except those provisions requiring payment of Base Rent or Additional Rent as to the Expansion Space. If Tenant takes possession of the Expansion Space prior to the Expansion Effective Date for any reason whatsoever (other than the performance of work in the Expansion Space with Landlord’s prior approval), such possession shall be subject to all the terms and conditions of the Lease and this Amendment, and Tenant shall pay Base Rent and Additional Rent as applicable to the Expansion Space to Landlord on a per diem basis for each day of occupancy prior to the Expansion Effective Date.

VIII.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

A.	ACCELERATION OPTION.

1.	Tenant shall have the right to accelerate the Termination Date (“Expansion Acceleration Option”) of the Lease, with respect to the Expansion Space only, at any time after January 1, 2004 (the “Accelerated Expansion Termination Date”), if:

a.	Tenant is not in default under the Lease at the date Tenant provides Landlord with an Expansion Acceleration Notice (hereinafter defined); and

b.	no part of the Expansion Space is sublet for a term extending past the Accelerated Expansion Termination Date; and

c.	the Lease has not been assigned; and

d.	Landlord receives notice of acceleration (“Expansion Acceleration Notice”) not less than 90 full calendar months prior to the Accelerated Expansion Termination Date.

2.	If Tenant exercises its Expansion Acceleration Option, Tenant shall remain liable for all Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Expansion Termination Date even though billings for such may occur subsequent to the Accelerated Expansion Termination Date.

3.	If Tenant, subsequent to providing Landlord with an Expansion Acceleration Notice, defaults in any of the provisions of the Lease, Landlord, at its option, may (i) declare Tenant’s exercise of the Expansion Acceleration Option to be null and void, or (ii) continue to honor Tenant’s exercise of its Expansion Acceleration Option, in which case, Tenant shall remain liable for the payment of all Base Rent, Additional Rent and other sums due under the Lease up to and including the Accelerated Expansion Termination Date even though billings for such may occur subsequent to the Accelerated Expansion Termination Date.

4.	As of the date Tenant provides Landlord with an Expansion Acceleration Notice, any unexercised rights or options of Tenant to renew the Term of the Lease or to expand the Premises (whether expansion options, rights of first or second refusal, rights of first or second offer, or other similar rights), and any outstanding tenant improvement allowance not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect.

IX.	Miscellaneous.

A.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

B.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

C.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

D.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

E.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

F.	Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

Equity Office Properties Management Corp. (“EOPMC”) is an affiliate of Landlord and represents only the Landlord in this transaction. Any assistance rendered by any agent or employee of EOPMC in connection with this Amendment or any subsequent amendment or modification hereto has been or will be made as an accommodation to Tenant solely in furtherance of consummating the transaction on behalf of Landlord, and not as agent for Tenant.

G.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the parry hereto for which such signatory is acting.

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD: CA-301 HOWARD STREET LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOM GP, L.L.C., a Delaware limited liability company, its general partner

	By:	Equity Office Management, L.L.C. a Delaware limited liability company, its non-member manager

	By:	/s/ James D. Ousman

	Name:	James D. Ousman
	Title:	Managing Director – Leasing

TENANT: BRIGHTMAIL INCORPORATED, a California Corporation

By:	/s/ Bettina H. Koblick

Name:	Bettina H. Koblick
Title:	Dir. of HR

By:	/s/ MIKE IRWIN

Name:	Mike Irwin
Title:	CFO

EXHIBIT A

OUTLINE AND LOCATION OF EXPANSION SPACE

THIRD AMENDMENT

THIS THIRD AMENDMENT (the “Amendment”) is made and entered into as of 2/27, 2004, by and between CA-301 HOWARD STREET LIMITED PARTNERSHIP, a Delaware limited partnership (“Landlord”), and BRIGHTMAIL INCORPORATED, a California corporation (“Tenant”).

RECITALS

A.	Landlord (as successor in interest to EOP-301 Howard Street, L.L.C., a Delaware limited liability partnership) and Tenant (as successor in interest to Bright Light Technologies, Inc., a California corporation) are parties to that certain Lease Agreement dated July 14, 1999, which lease has been previously amended by that certain First Amendment dated February 11, 2003 and that certain Second Amendment (“Second Amendment”) dated April 8, 2003 (collectively, the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 25,055 rentable square feet (the “Original Premises”) described as Suite Nos. 1045 (2,221 rentable square feet), 1800 (14,042 rentable square feet), 1920 (8,675 rentable square feet) and B-7 (117 rentable square feet) on the 10th, 18th, 19th floors and basement, respectively, of the building commonly known as 301 Howard Street located at 301 Howard Street, San Francisco, California (the “Building”).

B.	Tenant has requested that additional space containing approximately 3,896 rentable square feet described as Suite No. 1300 on the 13th floor of the Building shown on Exhibit A hereto (the “Suite 1300 Temporary Space”) be added to the Original Premises and that the Lease be appropriately amended, and Landlord is willing to do the same on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	Expansion and Effective Date.

1.01	Effective as of the earlier of Tenant occupancy or 14 calendar days after the date of this Amendment (the “Expansion Effective Date”), the Premises, as defined in the Lease, is increased from 25,055 rentable square feet on the 10th, 18th, 19th floors and basement to 28,951 rentable square feet on the 10th, 13th, 18th, 19th floors and basement by the addition of the Suite 1300 Temporary Space, and from and after the Expansion Effective Date, the Original Premises and the Suite 1300 Temporary Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the Suite 1300 Temporary Space shall commence on the Expansion Effective Date and shall continue on a month to month basis thereafter; provided, however, that during the first three months of the Term for the Suite 1300 Temporary Space, Tenant shall have the right to terminate the Lease as to the Suite 1300 Expansion Space upon 15 days prior written notice to Landlord; and provided further that as of the beginning of the fourth month of the Term for the Suite 1300 Expansion Space, either Landlord or Tenant shall have the right to terminate the Lease as to the Suite 1300 Expansion Space upon 15 days prior written notice to the other party. Such date, for purposes of this Amendment and the Lease, is referred to as the “Termination Date”. The Suite 1300 Temporary Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Original Premises unless such concessions are expressly provided for herein with respect to the Suite 1300 Temporary Space.

1.02	The Expansion Effective Date shall be delayed to the extent that Landlord fails to deliver possession of the Suite 1300 Temporary Space for any reason, including but not limited to, holding over by prior occupants. Any such delay in the Expansion Effective Date shall not subject Landlord to any liability for any loss or damage resulting therefrom. If the Expansion Effective

Date is delayed, the Termination Date under the Lease shall not be similarly extended.

2.	Base Rent. In addition to Tenant’s obligation to pay Base Rent for the Original Premises, Tenant shall pay Landlord Base Rent for the Suite 1300 Temporary Space as follows:

Months of Term or Period	Annual Rate Per Square Foot	Monthly Base Rate
Month to Month	$24.00	$7,792.00

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

3.	Additional Security Deposit. No additional security deposit shall be required in connection with this Amendment.

4.	Tenant’s Pro Rata Share. Tenant’s shall not be required to pay Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Suite 1300 Temporary Space, and Tenant’s Pro Rate Share shall not be increased due to the leasing by Tenant of the Suite 1300 Temporary Space.

5.	Improvements to Suite 1300 Temporary Space.

5.01	Condition of the Suite 1300 Temporary Space. Tenant has inspected the Suite 1300 Temporary Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements.

5.02	Responsibility for Improvements to Suite 1300 Temporary Space. Any construction, alterations or improvements to the Suite 1300 Temporary Space shall be performed by Tenant at its sole cost and expense using contractors selected by Tenant and approved by Landlord and shall be governed in all respects by the terms of the Lease. In any and all events, the Expansion Effective Date shall not be postponed or delayed if the initial improvements to the Suite 1300 Temporary Space are incomplete on the Expansion Effective Date for any reason whatsoever. Any delay in the completion of initial improvements to the Suite 1300 Temporary Space shall not subject Landlord to any liability for any loss or damage resulting therefrom.

6.	Early Access to Suite 1300 Temporary Space. If Tenant is permitted to take possession of the Suite 1300 Temporary Space prior to the Expansion Effective Date, such possession shall be subject to the terms and conditions of the Lease and this Amendment and Tenant shall pay Base Rent and Additional Rent applicable to the Suite 1300 Temporary Space to Landlord for each day of possession prior to the Expansion Effective Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Base Rent for the Suite 1300 Temporary Space for any days of possession before the Expansion Effective Date during which Tenant, with the approval of Landlord, is in possession of the Suite 1300 Temporary Space for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

7.	Miscellaneous.

7.01	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord.

7.02	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

7.03	In the case of any inconsistency between the provisions of the Lease and this Amendment. The provisions of this Amendment shall govern and control.

7.04	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

7.05	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

7.06	Other than The Staubach Company, Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment. Tenant agrees to indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Amendment.

7.07	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

[SIGNATURES ARE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD: CA-301 HOWARD STREET LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EOM GP, L.L.C., a Delaware limited liability company its general partner

By:	Equity Office Management, L.L.C. a Delaware limited liability company, its non-member Manager

	By:	/s/ Kenneth J. Churich

	Name:	Kenneth J. Churich
	Title:	Managing Director – Leasing

TENANT: BRIGHTMAIL INCORPORATED, a California Corporation

By:	/s/ Mike Irwin

Name:	Mike Irwin
Title:	CFO

By:

Name:
Title:

EXHIBIT A

OUTLINE AND LOCATION OF SUITE 1300 TEMPORARY SPACE

This Exhibit is attached to and made a part of the Amendment by and between CA-301 HOWARD STREET LIMITED PARTNERSHIP (“Landlord”) and BRIGHTMAIL INCORPORATED, a California corporation (“Tenant”) for space in the Building located at 301 Howard Street, San Francisco, California.